Company Contact:	Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:	Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

Delta Apparel Reports Fiscal 2015 Fourth Quarter and Year-End Results
Strong Improvements in EBIT and EPS on 12.7% Net Sales Growth

GREENVILLE, SC – December 14, 2015—Delta Apparel, Inc. (NYSE MKT: DLA) today reported net sales growth for its fiscal year 2015 fourth quarter ended October 3, 2015, of 12.7% over the prior year period, after adjusting for prior year period sales in its recently divested The Game business. The Game business was sold in the fiscal year 2015 second quarter. Before the adjustment, net sales for the 2015 fourth quarter increased to $120.2 million from $114.9 million in the prior year period. Fourth quarter operating profit grew to $5.1 million, or 4.3% of sales, driving net income to $4.2 million, or $0.53 per diluted share, compared to a net loss of $765 thousand, or $0.10 per diluted share, in the 2014 fourth quarter. Gross margins improved in every business unit, and SG&A costs were down 330 basis points to 17.7% of sales, compared with 21% of sales for the prior year’s fourth quarter.

For the full 2015 fiscal year, the Company achieved net sales growth of 2.5% after adjustment for The Game sales. On an unadjusted basis, net sales were $449.1 million in fiscal year 2015 compared with $452.9 million in the prior year. Operating profit for fiscal 2015 was $16.1 million compared to an operating loss of $1.7 million in the prior year. Net income was $8.1 million, or $1.00 per diluted share, compared with a net loss of $960 thousand, or $0.12 per diluted share, in the prior year.

Basics Segment Review
Net sales in the Company’s basics segment grew 21.1% in the fiscal 2015 fourth quarter, to $74.4 million, compared with $61.4 million in the prior year period. Activewear sales increased 19.6%, driven by a 9% increase in the catalog business and a 46% increase in private label sales. New products such as fleece, Delta-Dri® and snow heathers as well as solid increases in “full package” programs drove catalog growth during the quarter. These full package programs, which include decorated and retail-packaged products, inherently bring the added benefit of strengthening customer relationships and, as a result, enhance the potential for future sales. Expanded programs with current customers and programs with new customers were the growth drivers for the private label business during the quarter. Art Gun continued its rapid growth with a 60% increase in net sales driven by new customer launches and expanded product lines with existing customers. While Art Gun’s expanded customer base bolstered the Company’s overall performance, it has even greater significance as we move into 2016. As part of the Company’s growth strategy, over the past year it has invested in expanding its screen-print and digital-print capacity to meet increased demand.

Branded Segment Review
After adjustment for the sale of The Game, net sales for the branded segment grew 1.4% during the fourth quarter of fiscal year 2015 compared to the prior year period. On an unadjusted basis, fourth quarter net sales were $45.8 million compared with $53.5 million in the prior year period, with all business units experiencing gross margin expansion. Salt Life increased net sales by 10% during the fourth quarter versus the prior year period. Disruptions early in the quarter attributable to the relocation of Salt Life’s distribution operations hampered growth to a degree, but with the distribution center fully functional and poised to ship Spring 2016 orders, a return to Salt Life’s historic growth rates is expected. Demand for Salt Life products continues to be strong and the business is anticipating additional geographic expansion as fiscal 2016 unfolds. Junk Food sales grew 7% in the fourth quarter compared to the prior year fourth quarter, primarily driven by growth in large retail group sales and boutiques. We anticipate that much of Junk Food’s growth in the next few quarters will be driven by boutiques and specialty stores as they look to Junk Food as a creative engine able to generate traffic in their stores. While Soffe achieved solid growth in the independent sporting goods channel, it was not enough to offset a decline with big-box sporting goods retailers, resulting in an 11% decrease in net sales for the quarter compared with the prior year period. Soffe expects to launch a new B2B website in early calendar year 2016 to enhance growth opportunities in the independent sporting goods channel.

Regarding the great progress made by the Company during the year, Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, commented, “We saw net sales growth in the third and fourth quarters and gross margins expanded sequentially through the year and year-over-year. Operating income was up substantially and we achieved net earnings totaling $1.08 per share for the final two quarters of our fiscal year. These improvements are supported by various initiatives during the year that have generated a growth trend we see continuing in fiscal 2016 despite persistent softness in the retail marketplace. Simply put, we have transformed Delta Apparel into a company that can grow profitably even in difficult retail environments. We did this by making difficult choices and taking deliberate action as we exited fiscal 2014.”

Mr. Humphreys commented further that “We sold The Game in a transaction that worked well for us and for the buyer. We then focused on more strategic areas of our business that have the greatest potential for growth. We expanded our screen-printing operations in El Salvador to service our growing private label and full package businesses. This contributed greatly to the 46% growth in our private label business in the fourth quarter. We began expanding our Honduran textile operations and added new equipment that should reduce our reliance on purchased open-width fabric in fiscal 2016. In addition to now being able to produce open-width product, we anticipate savings of $0.5 million in fiscal 2016 and annual savings of over $2 million going forward from this initiative. We made further investments in our ecommerce business and strengthened Art Gun with the purchase of new equipment. In the fourth quarter we completed the move of Salt Life’s distribution center to Fayetteville, North Carolina. With the disruption from this move behind us and the continuing strong demand for Salt Life products, we anticipate a return to historical growth rates in that business.

“Looking ahead, we believe there will be a continuation of the soft retail environment but, regardless, we believe we are positioned to further improve our operating results in 2016. Our fixed cost structure is now lower and we will have a full fiscal year to reap the anticipated benefits of the actions we took in the past year. We are excited about introducing new performance and lifestyle products across our business units for Spring that we believe will enhance our current offerings to consumers. These steps give us encouragement that we should see another year of sales growth and profit improvement for Delta Apparel in fiscal year 2016.”

Conference Call
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing 888-523-1225. If calling from outside the United States, dial 719-457-2627. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through January 14, 2016. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 2620245.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, Salt Life, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El

Salvador, and Mexico, and it employs approximately 7,400 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the competitive conditions in the apparel and textile industries; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability of our offshore locations; our ability to retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our distribution network; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions; the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in ecommerce laws and regulations; changes to international trade regulations; changes in employment laws or regulations or our relationship with our employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing or employee safety standards, labor laws, or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(Unaudited)
(In thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	Oct 3, 2015	Sep 27, 2014	Oct 3, 2015	Sep 27, 2014

Net Sales	$120,194	$114,897	$449,142	$452,901
Cost of Goods Sold	93,920	93,215	360,823	367,160
Gross Profit	26,274	21,682	88,319	85,741

Selling, General and Administrative	21,264	24,076	81,086	86,275
Change in Fair Value of Contingent Consideration	-	-	(500)	200
Gain on Sale of Business	-	-	(7,704)	-
Other (Income) Expense, Net	(101)	1,018	(682)	927
Operating Income (Loss)	5,111	(3,412)	16,119	(1,661)

Interest Expense, Net	1,474	1,408	6,021	5,792

Income (Loss) Before (Benefit) Provision for Income Taxes	3,637	(4,820)	10,098	(7,453)

(Benefit) Provision for Income Taxes	(603)	(4,055)	2,005	(6,493)

Net Income (Loss)	$4,240	$(765)	$8,093	$(960)

Weighted Average Shares Outstanding
Basic	7,839	7,878	7,874	7,901
Diluted	8,058	7,878	8,080	7,901

Net Income (Loss) per Common Share
Basic	$0.54	$(0.100)	$1.03	$(0.120)
Diluted	$0.53	$(0.100)	$1.00	$(0.120)

		Oct 3, 2015	Sep 27, 2014
Current Assets
Cash		$300	$612
Receivables, Net		62,741	68,802
Income Tax Receivable		-	1,360
Inventories, Net		148,372	162,188
Prepaids and Other Assets		4,124	4,534
Deferred Income Taxes		7,301	12,152
Total Current Assets		222,838	249,648

Noncurrent Assets
Property, Plant & Equipment, Net		39,653	41,005
Goodwill and Other Intangibles, Net		58,891	60,229
Other Noncurrent Assets		3,528	3,696
Total Noncurrent Assets		102,072	104,930

Total Assets		$324,910	$354,578

Current Liabilities
Accounts Payable and Accrued Expenses		$74,010	$77,886
Income Tax Payable		87	-
Current Portion of Long-Term Debt		8,340	15,504
Total Current Liabilities		82,437	93,390

Noncurrent Liabilities
Long-Term Debt		93,872	114,469
Deferred Income Taxes		7	3,399
Other Noncurrent Liabilities		4,095	5,113
Total Noncurrent Liabilities		97,974	122,981

Shareholders' Equity		144,499	138,207

Total Liabilities and Shareholders' Equity		$324,910	$354,578